Exhibit 99.1

Aratana Therapeutics Reports Second Quarter 2014 Results

—Conference Call Today, August 12, 2014, 8:30 a.m. Eastern Time—

KANSAS CITY, Kan., August 12, 2014 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals, today announced its second quarter 2014 results.

“We continue to advance our highly innovative pipeline,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “This quarter, we were very pleased that we were able to file our third product for licensure – a cancer vaccine to treat dogs with osteosarcoma.”

Aratana’s diversified portfolio now consists of more than fifteen therapeutic candidates: two have received conditional licensure, one has been submitted for licensure, more than ten are in active development and several additional candidates are in pre-development.

Development Highlights:

•	Aratana is currently enrolling dogs in two studies investigating the use of AT-005, the Company’s conditionally licensed monoclonal antibody for treatment of T-cell lymphoma, in combination with chemotherapy. Aratana continues to anticipate making AT-005 available commercially to a limited number of clinics in the fall of 2014. After receipt of a full license for AT-005 from the United States Department of Agriculture (USDA), which Aratana continues to expect in 2015, commercial availability will be further expanded.

•	Aratana continues to anticipate full licensure from the USDA of AT-004 in 2014, the Company’s conditionally licensed monoclonal antibody for the treatment of B-cell lymphoma. AT-004 is partnered in the US and Canada.

•	AT-001 (grapiprant, EP4 receptor antagonist for osteoarthritis pain): Aratana continues to enroll the pivotal field effectiveness study in client-owned dogs; Aratana continues to anticipate top-line results in 2014 and first U.S. Food and Drug Administration (FDA) approval in 2016. Aratana initiated a pilot field study in client-owned cats in the second quarter.

•	AT-002 (capromorelin, ghrelin agonist for appetite stimulation): Aratana continues to enroll the pivotal field effectiveness trial in client-owned dogs; Aratana continues to anticipate top-line results in the first quarter of 2015 and first FDA approval in 2016. Aratana initiated a pilot field study in client-owned cats in the second quarter.

•	Aratana filed for a product license from the USDA for AT-014, a novel cancer immunotherapy for the treatment of canine osteosarcoma. This product was licensed exclusively from Advaxis, Inc. in March 2014.

•	AT-003 (bupivacaine extended release injectable suspension for post-operative pain): Aratana is near completion of a pilot study in client-owned dogs and will be discussing the design of the pivotal field effectiveness with the FDA in coming months; Aratana continues to anticipate the first FDA approval in 2016. Aratana expects to start a cat pilot lab study in the fourth quarter 2014.

•	During the quarter, the Company licensed commercial rights to a novel, allogeneic stem cell therapy technology (AT-016). This FDA-regulated therapy is being developed to allow stem cells from a single donor to be processed to generate more than 1 million doses that can be stored and used to treat multiple dogs with osteoarthritis. A multi-center, placebo-controlled, dose confirmation study was recently initiated by Aratana’s partner, Vet-Stem, Inc.

•	AT-006, the Company’s partnered antiviral for treatment of ocular lesions associated with feline ocular herpes infection, closed enrollment on a partially-enrolled pivotal field study in Germany to harmonize the program to enable a concurrent US and EU development plan. The closed study will not enable a pivotal submission in 2015.

•	During the quarter, one of Aratana’s two products in the Option Programs, the AT-Beta option period was extended until mid-2015. If Aratana elects to move AT-Beta into development it will be developed for seizures in dogs.

•	During the quarter, Aratana completed a proof-of-concept study for its AT-Gamma option program. Aratana has delivered notice of its intent to exercise a license agreement, and anticipates completing the agreement in 2014. AT-Gamma is a CRTh2 antagonist, which will be developed for atopic dermatitis in dogs.

•	During the second quarter, the Company presented three peer- reviewed abstracts at the American College of Veterinarians Internal Medicine (ACVIM) meeting; Aratana will be presenting three additional abstracts at the Veterinary Cancer Society meeting in October.

Financial Results:

For the three months ended June 30, 2014, Aratana reported a net loss of ($9.3) million, or ($0.32) basic earnings per share compared to a loss of ($4.2) million for the same period in 2013. For the six months ended June 30, 2014, the Company reported a net loss of ($18.4) million, or ($0.66) basic earnings per share versus compared to ($8.3) million for the same period in 2013.

The Company reported revenue of $0.3 million for the three months ended June 30, 2014 and a total of $0.5 million for the first six months of 2014 in revenue. The revenue is associated primarily with R&D collaboration revenue from AT-006, the antiviral for treatment of ocular lesions associated with feline ocular herpes infection and the recognition of license and collaboration fees related to its AT-004, B-cell monoclonal antibody for lymphoma.

Research and development expenses totaled $4.3 million for the three months ended June 30, 2014 compared to $2.5 million for the second quarter of 2013. For the six months ended June 30, 2014, research and development expenses totaled $7.9 million compared to $4.6 million for the same period in 2013. The increase in research and development expenses is due primarily to advancing the development of the pipeline programs as noted above, as well as the increase in the number of products in development as a result of the Vet Therapeutics and Okapi Sciences acquisitions and other licensing arrangements.

During the three months ended June 30, 2014, general and administrative expenses increased by $3.1 million to $4.4 million as compared to the same period in 2013. For the six months ended

June 30, 2014, general and administrative expenses increased by $6.5 million to $9.0 million as compared to the same period in 2013. The increases are associated primarily to costs associated with becoming a public company, increased professional fees associated with acquisitions, the addition of general operating expenses related to the San Diego, California and Leuven, Belgium entities in 2014 and the cost of establishing Aratana’s commercialization infrastructure. The Company also had a one-time, non-cash expense of approximately $1.0 million associated with accelerated vesting of a former employee during the first quarter.

During the quarter, the Company obtained the license for the exclusive rights to a novel, allogeneic stem cell therapy technology from Vet-Stem for the treatment of osteoarthritis in dogs. The Company paid $0.5 million which was expensed as in-process research and development upon license. Shortly after the license of this technology, a multi-center, placebo-controlled, dose confirmation study was initiated.

During the three months ended June 30, 2014, the Company recorded amortization expenses of $0.6 million related to its acquired B-cell (AT-004) and T-cell (AT-005) lymphoma products and $1.1 million for the six month period ended June 30, 2014.

As of June 30, 2014, Aratana had a total of approximately $70.7 million in cash, cash equivalents and short-term marketable securities. During the second quarter, Aratana used approximately $7.7 million of cash for operating activities. For the first six months of 2014, the total cash used for operating activities is approximately $16 million. As reported in the first quarter of 2014, the Company was successful in raising net proceeds of approximately $90.5 million through a public offering of common stock. The proceeds were partially used to fund the purchase of Okapi Sciences for approximately $44.4 million and repay $3 million of promissory notes to the former shareholders of Vet Therapeutics. The Company continues to believe that its existing cash, cash equivalents and short-term marketable securities are sufficient to fund its operations through 2015.

In June 2014, the Company entered into an amendment of the Square 1 credit facility which fixed the annual interest rate to 5.50% and changed the terms to allow for interest only payments through June 13, 2016, at which time Aratana shall have the option to amortize the $15 million principal amount of the loan over 24 months.

The Company filed a shelf registration statement on Form S-3 on July 15, 2014 with the Securities and Exchange Commission (SEC), which was declared effective by the SEC on July 30, 2014. The registration statement provides Aratana flexibility to offer and sell, from time to time, various types of securities.

The Company will host a conference call at 8:30 a.m. ET to discuss the second quarter 2014 results. Please find conference details below.

Conference Call and Webcast

Date:	Tuesday, August 12, 2014
Time:	8:30 a.m. Eastern Time

Conference call numbers:

Domestic/Canada:	1 (877) 870-4263
International:	1 (412) 317-0790

Webcast:

Accessible via the Investor Relations section of the Company’s website at aratana.investorroom.com

A replay of the conference call and webcast will be available for up to 90 days beginning at approximately 10:30 a.m. E.T. August 12, 2014. Access numbers for this replay are 1 (877) 344-7529 (U.S./Canada) and 1 (412) 317-0088 (international); conference ID: 10050934.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The Company’s pipeline includes more than fifteen therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets’ medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expectations regarding the approval of products; expectations regarding development programs, trials, studies, approvals and commercialization; expectations regarding cash and cash equivalent balances; expectations regarding the sufficiency of cash and cash equivalents; expectations regarding revenues and use of cash; expectations regarding in-license initiatives and partnerships; and expectations regarding the Company’s plans and opportunities.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; market conditions and our ability to raise capital under the shelf registration from the sale of our securities; our substantial dependence on the success of certain of our lead product candidates, AT-001, AT-002, AT-003, AT-004, AT-005, AT-006, AT-007, AT-008, AT-014 and AT-016; our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; our inability to realize all of the anticipated benefits of our acquisitions of Vet Therapeutics and Okapi Sciences; effects of competition; our failure to attract and keep senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers, partners and other third parties which conduct our target animal studies and certain other development efforts; our lack of a sales organization; our significant costs of operating as a public company; our current exemption from the requirement to maintain internal control over financial reporting, and any failure to achieve or maintain effective internal control over financial reporting in the future; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; limitations on our ability to use our net operating carryforwards; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an “emerging growth company,” as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 26, 2014, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

For investor inquires:

Aratana Therapeutics, Inc.

Craig Tooman

ctooman@aratana.com; (913) 353-1023

For media inquiries:

Tiberend Strategic Advisors, Inc.

Andrew Mielach

amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$300	$—	$476	$—

Operating expenses
Royalty expense	17	—	35	—
Research and development	4,300	2,469	7,872	4,583
General and administrative	4,404	1,258	9,016	2,484
In-process research and development	500	—	1,157	—
Amortization of intangible assets	582	—	1,121	—

Total operating expenses	9,803	3,727	19,201	7,067

Loss from operations	(9,503)	(3,727)	(18,725)	(7,067)
Other income (expense)
Interest income	13	22	27	25
Interest expense	(218)	(78)	(546)	(102)
Other income	95	343	(148)	411

Total other income (expense)	(110)	287	(667)	334

Income (loss) before income taxes	(9,613)	(3,440)	(19,392)	(6,733)

Income tax benefit	335	—	962	—

Net loss and comprehensive loss	(9,278)	(3,440)	(18,430)	(6,733)

Unaccreted dividends on convertible preferred stock	0	(808)	0	(1,581)

Net income (loss) attributable to common stockholders	$(9,278)	$(4,248)	$(18,430)	$(8,314)

Net income (loss) per share attributable to common stockholders, basic	$(0.32)	$(4.62)	$(0.66)	$(9.35)

Weighted average shares outstanding, basic	28,761,326	918,397	27,768,959	889,528

ARATANA THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents, and short-term marketable securities	$70,724	$45,754
Accounts receivable, receivable from stockholder, prepaid expenses	1,151	1,275
Inventory	124	55
Deferred tax asset	1,381	1,381

Total current assets	73,380	48,465
Property and equipment, net	508	98
Marketable securities	848	—
Other long-term assets	496	37
Intangible assets, net	74,273	46,140
Goodwill	38,419	20,796

Total assets	$187,924	$115,536

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable, accrued expenses	$3,502	$4,802
Current portion - loan and note payables	—	8,625
Current portion - contingent consideration	3,770	2,572
Deferred income	841	845
Other current liabilities	47	57

Total current liabilities	8,160	16,901
Loan payable	14,939	9,310
Contingent consideration	432	1,543
Deferred tax liabilities	4,274	1,666
Other long-term liabilities	53	75

Total liabilities	27,858	29,495

Total stockholders’ equity (deficit)	160,066	86,041

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$187,924	$115,536